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                                                                   Exhibit 10.30

                                 PROMISSORY NOTE


Date:             April 11, 1996

Maker:            METAL MANAGEMENT REALTY, INC., an Arizona corporation

Payee:            H & S BROADWAY, an Arizona general partnership ("Payee")

Place for Payment:         7330 Lakeside Lane, Scottsdale, Arizona  85253

Principal Amount:          Five Hundred Forty-Seven Thousand Fifty-Nine and
                           No/100 Dollars ($547,059.00)

Annual Interest Rate on Unpaid
Principal From Date of Funding:     Nine Percent (9.0%) Per Annum.

Terms of Payment:          The principal balance of the Note shall be due and
                           payable in full on the third (3rd) anniversary of the date set forth above. Interest, computed on the unpaid principal balance of the Note, shall be due and payable in monthly installments as it accrues, with each installment to be due and payable on the eleventh (11th) day of each succeeding month following the date set forth above until maturity of the Note, when all then accrued but unpaid interest on the outstanding principal balance of the note shall be finally due and payable.

Annual Interest Rate on
Matured, Unpaid Amounts
in the Event of Default:   In the event of default, the applicable interest rate
                           shall be EIGHTEEN PERCENT (18%), computed from the date of default.

         Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

         Upon the occurrence of a default hereunder, Payee must provide Maker with written notice thereof and permit Maker to have twenty (20) days from the date of the notice within which to cure the default before exercising any of its remedies hereunder or in that certain Deed of Trust, Assignment of Rents and Security Agreement (the "Deed of Trust") executed by Maker in favor of Payee.

         Maker shall have the right to prepay this Note at any time, in whole or in part, without premium or penalty, and that interest shall immediately cease to accrue on any part of the note so prepaid.

         This Note is secured by the Deed of Trust of even date herewith executed and delivered to Payee by Maker.
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         Interest on the debt evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

         Maker is responsible for all obligations represented by this Note.

         When the context requires, singular nouns and pronouns include the plural.

         This Note shall be constructed and interpreted in accordance with the laws of the State of Arizona.

                                     MAKER:

                                     METAL MANAGEMENT REALTY, INC., an Arizona corporation




                                     By: /s/ T. BENJAMIN JENNINGS
                                         -------------------------------------
                                         T. Benjamin Jennings, Co-President


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